Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2024, relating to the consolidated financial statements of Stronghold Digital Mining, Inc. and subsidiaries (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA

 February 28, 2025